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                           ARTICLES OF INCORPORATION
                                      OF
                       SOVEREIGN CREDIT FINANCE II, INC.

     I, the undersigned, a natural person of the age of eighteen (18) years or more, acting as Incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

                                   ARTICLE I

     The name of the corporation is Sovereign Credit Finance II, Inc.

                                   ARTICLE II

     The period of its duration is perpetual.

                                   ARTICLE III

     The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                   ARTICLE IV

     The shares which the corporation shall have authority to issue shall be of one class, which shall be Common Stock, $.01 par value per share. The aggregate number of shares of such class which the corporation shall have authority to issue is 50,000.

                                  ARTICLE V

     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

                                  ARTICLE VI

     Cumulative voting by any shareholder is hereby expressly prohibited.

                                 ARTICLE VII

     No shareholder of the corporation shall have a preemptive right to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares.

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                                  ARTICLE VIII

     The street address of the initial registered office of the corporation is 4015 Beltline Road, Building B, Dallas, Texas 75244 and the name of its initial registered agent at such address is A. Starke Taylor, III.

                                   ARTICLE IX

     The number of directors shall be as fixed in the manner provided in the By-laws. The number of directors constituting the initial Board of Directors is one (1), and the name and address of the person who is to serve as director until the first annual meeting of the shareholders or until his successor(s) is elected and qualified is:

                             A. Starke Taylor, III
                        4015 Beltline Road, Building B
                             Dallas, Texas  75244

                                    ARTICLE X

     The name and address of the Incorporator is:

                           Frederick C. Summers, III
                              1400 St. Paul Place
                           750 North St. Paul Street
                              Dallas, Texas  75201

                                  ARTICLE XI

     To the fullest extent permitted by applicable law, no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director of the corporation, except that this Article does not eliminate or limit the liability of a director of the corporation for:

     1. a breach of such director's duty of loyalty to the corporation or its shareholders;

     2. an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

     3. a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office; or

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     4.   an act or omission for which the liability of such director is expressly provided for by an applicable statute.

     Any repeal or amendment of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the corporation is not personally liable as set forth in the foregoing provisions of this Article, a director shall not be liable to the fullest extent permitted by any Amendment to the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act hereafter enacted that further limits the liability of a director.

                                  ARTICLE XII

     Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such an action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

     IN WITNESS WHEREOF, I have hereunto set my hand on this the 8th day of October, 1997.

                              /s/ Frederick C. Summers, III
                              --------------------------------
                              Frederick C. Summers, III







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